Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 22, 2025 (January 5, 2026, as to the effects of the reverse stock split discussed in Note 18), relating to the financial statements of Aktis Oncology, Inc., appearing in registration statement No. 333-292283 on Form S-1 of Aktis Oncology, Inc.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 12, 2026